                                                                   Exhibit 99.2


                                  APPNET, INC.
                           CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share and per share data)


                                                      March 31,    December 31,
                                                          2000           1999
                                                      -----------   ------------
                                                      (Unaudited)
ASSETS
Current assets:
     Cash and cash equivalents                         $  55,105     $  66,549
     Accounts receivable, net                             36,010        31,661
     Other current assets                                  3,255         1,300
                                                       ---------     ---------
        Total current assets                              94,370        99,510

Property and equipment, net                               10,585         8,958
Intangible assets, net                                    83,517        97,247
Other assets                                               2,636         2,111
                                                       ---------     ---------
Total assets                                           $ 191,108     $ 207,826
                                                       =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                  $   4,331     $   4,830
     Accrued liabilities                                  30,940        32,311
     Current portion long-term debt                          838         1,063
                                                       ---------     ---------
        Total current liabilities                         36,109        38,204

Long-term debt, net of current portion                     3,516         3,516
Other long-term liabilities                                1,406         1,264
                                                       ---------     ---------
Total liabilities                                         41,031        42,984
                                                       ---------     ---------

Stockholders' equity:

Common stock, $.0005 par value; 75,000,000 shares
authorized, 34,102,712 shares issued and 33,960,709
shares outstanding as of March 31, 2000 and
33,625,175 shares issued and 33,454,474 shares
outstanding as of December 31, 1999                           17            17
Additional paid-in capital                               262,126       257,542
Treasury stock                                               (43)          (51)
Notes receivable from management                            (503)         (503)
Deferred compensation                                       (351)         (383)
Accumulated deficit                                     (111,169)      (91,780)
                                                       ---------     ---------
Total stockholders' equity                               150,077       164,842

Total liabilities and stockholders' equity             $ 191,108     $ 207,826
                                                       =========     =========

        The accompanying notes are an integral part of these statements.

                                  APPNET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (in thousands, except share and per share data)


                                                    Three months ended March 31,
                                                          2000           1999
                                                      -----------   ------------
Revenues                                              $   44,731    $   19,643
Cost of revenues                                          24,762        11,457
                                                      ----------    ----------

    Gross profit                                          19,969         8,186
Operating expenses:
    Selling and marketing                                  3,536         1,190
    General and administrative                            16,297         6,754
    Stock-based and acquisition-related compensation       5,115         2,487
    Depreciation and amortization                         14,847        12,735
                                                      ----------    ----------

             Total operating expenses                     39,795        23,166
                                                      ----------    ----------

Loss from operations                                     (19,826)      (14,980)

Interest income                                             (873)           (4)

Interest expense                                             167         1,266
                                                      ----------    ----------
Loss before income taxes                                 (19,120)      (16,242)
Income tax provision                                         270           100
                                                      ----------    ----------

Net loss                                                 (19,390)      (16,342)
Dividends on and accretion of preferred stock                  -        (1,039)
                                                      ----------    ----------
Net loss attributable to common stockholders          $  (19,390)   $  (17,381)
                                                      ==========    ==========

Basic and diluted net loss per common share           $    (0.57)   $    (0.88)
                                                      ==========    ==========

Weighted average common shares outstanding            33,841,997    19,722,559

        The accompanying notes are an integral part of these statements.

                                  APPNET, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (in thousands)



                                                                    Three months ended March 31,
                                                                       2000              1999
                                                                   ----------         ---------
Cash flows from operating activities:
     Net loss                                                       $(19,390)        $(16,342)
     Adjustments to reconcile net loss to net cash
         (used in) provided by operating activities:
         Amortization                                                 13,730           12,289
         Depreciation                                                  1,117              446
         Stock-based and acquisition-related
                   compensation                                        5,115            2,487
         Change in assets and liabilities:
             Accounts receivable, net                                 (4,349)          (3,131)
             Other current assets                                     (1,955)             336
             Accounts payable                                           (499)          (1,106)
             Accrued liabilities                                         457            6,524
                                                                    --------         --------
                Net cash (used in) provided
                           by operating activities                    (5,774)           1,503
                                                                    --------         --------
Cash flows from investing activities:
     Purchase of property and equipment                               (2,538)            (923)
     Cash paid for acquired businesses,
                  net of cash acquired                                (1,600)         (26,109)
     Payment of contingent consideration                              (2,343)            --
     Other assets                                                       (732)            (218)
                                                                    --------         --------
                Net cash used in investing
                           activities                                 (7,213)         (27,250)
                                                                    --------         --------
Cash flows from financing activities:
     Repayments of long-term debt                                     (1,041)            --
     Borrowings under credit facilities                                 --             59,400
     Repayments of credit facilities                                    --            (37,461)
     Debt issue costs                                                   --               (621)
     Proceeds from issuance of common stock                             --                375
     Proceeds from issuance of preferred stock                          --              7,046
     Proceeds from Employee Stock Purchase Plan                          855             --
     Proceeds from exercise of stock options                           1,729              215
                                                                    --------         --------
                Net cash provided by
                           financing activities                        1,543           28,954
                                                                    --------         --------
Net (decrease) increase in cash                                      (11,444)           3,207
Cash and cash equivalents, beginning of
         period                                                       66,549            2,447
                                                                    --------         --------

Cash and cash equivalents, end of period                            $ 55,105         $  5,654
                                                                    ========         ========
Supplementary information:
     Cash paid for income taxes                                     $    804         $   --
                                                                    ========         ========
     Cash paid for interest                                         $     52         $    157
                                                                    ========         ========



        The accompanying notes are an integral part of these statements.

                             AppNet, Inc.

              Notes to Consolidated Financial Statements

                              (Unaudited)

1. Basis Of Presentation

     The accompanying consolidated financial statements of AppNet, Inc. and its subsidiaries (the "Company") are unaudited and include all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods presented pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the Company's 1999 Annual Report on Form 10-K, which includes consolidated financial statements and the notes thereto for the years ended December 31, 1999 and 1998. The consolidated operating results of operations for the three-month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

2. Acquisitions

     During the three months ended March 31, 1999, the Company acquired five businesses, which included: i33 communications corp. for approximately $21.6 million with a combination of cash and promissory notes that were converted into shares of Company common stock in December 1999; Sigma6, Inc. ("Sigma6") for approximately $2.5 million with a combination of cash and shares of our common stock; Salzinger & Company ("Salzinger") for approximately $8.5 million with a combination of cash and shares of our common stock; Internet Outfitters, Inc. for approximately $9.5 million with a combination of cash, shares of our common stock and options to purchase shares of our common stock; and TransForm IT, Incorporated for approximately $5.1 million with a combination of cash and shares of our common stock. The accounts of the businesses acquired are included in the accompanying consolidated financial statements from the date of their respective acquisitions. The following unaudited pro forma consolidated amounts give effect to the five acquisitions that occurred during the three months ended March 31, 1999, as if they had occurred on January 1, 1999, by consolidating the results of operations of the acquired businesses with the results of AppNet for the three months ended March 31, 1999 (in thousands, except per share data). The pro forma amounts do not purport to be indicative of the results of operations that would have been achieved had the transactions been in effect as of the beginning of 1999 and should not be construed as being representative of future results of operations.

                                                              For the three
                                                              months ended
                                                              March 31, 1999
                                                              --------------
Revenues                                                         $ 22,271
Net loss attributable to common stockholders                      (17,731)
Basic and diluted net loss per share                                (0.87)

Contingent Payments

     In January 2000, the Company paid a portion of the contingent consideration related to its acquisition of New Media Publishing, Inc. ("NMP"). Of the portion paid, $5.1 million was paid in cash to the former shareholders and employees, a note payable of approximately $0.8 million, which accrues interest at 9% and is due January 2001, was issued for the remaining cash portion payable to a former shareholder, 334,762 shares of the Company's common stock were issued to the former shareholders and options to purchase 88,523 shares of the Company's common stock at $11.70 per share were issued to certain employees. Of the remaining portion payable in cash, approximately $0.8 million will be paid in May 2000 and approximately $2.4 million, including the note payable discussed above, will be paid in January 2001 if certain former NMP employees remain employed by AppNet through September 2000. The remaining portion payable in stock, approximately 255,000 shares, will be issued in January 2001 if certain former NMP employees remain employed by AppNet through September 2000. During the three months ended March 31, 2000, the Company incurred approximately $2.8 million in stock-based compensation expense related to these contingent payments.

                             AppNet, Inc.

                              (Unaudited)

2. Acquisitions (continued)

     In connection with the Company's acquisition of Sigma6 in March 1999, the former Sigma6 stockholders were also entitled to a contingent payment of $2.8 million based on the achievement of agreed-upon performance criteria during the 12-month period ending on December 31, 1999. The contingent payment, $1.4 million in cash and $1.4 million in Company common stock, or approximately 65,000 shares, was made in April 2000. During the three months ended March 31, 2000, the Company incurred approximately $0.6 million in stock-based compensation expense related to this contingent payment.

     The Company may be required to make contingent payments of up to $5.0 million in cash or, at the seller's option, cash and Company common stock, to the former stockholders of Salzinger if certain performance criteria are met during any consecutive twelve-month period during the period from April 1, 1999 to September 30, 2000. The amount of this payment will depend on the level of achievement of the operating targets and the market price of the Company's common stock. Further, the former stockholders must remain employed by the Company in order to remain eligible to receive these payments. During the three months ended March 31, 2000, the Company incurred approximately $1.3 million in stock-based compensation expense related to this contingent payment.

3. Accounts Receivable

     Accounts receivable consist of the following (in thousands):

                                                      March 31,    December 31,
                                                        2000           1999
                                                      ---------    ------------
Accounts receivable                                   $28,309         $24,777
Unbilled accounts receivable                           13,447           8,831
Allowance for doubtful accounts                        (5,746)         (1,947)
                                                      -------         -------
     Accounts receivable, net                         $36,010         $31,661
                                                      =======         =======

     In March 2000, as a result of the parent company of one of the Company's customers discontinuing the operations of that customer, the Company recorded a reserve of $3.4 million against amounts outstanding due from that customer. The Company intends to aggressively pursue all legal opportunities available to collect the receivable.

4. Accrued Liabilities

     Accrued liabilities consist of the following (in thousands):

                                                      March 31,    December 31,
                                                        2000           1999
                                                      ---------    ------------
Accrued compensation and benefits                     $ 5,600         $ 4,851
Payments due to former shareholders of
 Acquired Businesses                                       --           1,600
Accrued stock-based and acquisition-related
 compensation                                          13,867          16,816
Other accrued liabilities                              11,473           9,044
                                                      -------         -------
     Total accrued liabilities                        $30,940         $32,311
                                                      =======         =======

                             AppNet, Inc.

                              (Unaudited)

5. Earnings Per Share

     Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share," requires the presentation of basic and diluted earnings per share. Basic net income (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. The diluted net income (loss) per share data is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents, unless the common stock equivalents are antidilutive. Approximately 157,000 shares of Company common stock that are contingently payable pursuant to the acquisition agreements are not included in the calculation of weighted average shares outstanding for the period presented, as circumstances may arise in which the shares would not be issued. In addition, the impact of potentially dilutive securities, which include approximately 1,057,000 stock options outstanding (on an incremental and weighted average basis), approximately 64,000 contingent shares to be issued in January 2001 and approximately 70,000 warrants are excluded from diluted earnings per share due to their antidilutive effect as of March 31, 2000.

6. Segment Information

     During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all periods presented.

7. Litigation and Claims

     The Company is subject to lawsuits, investigations and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, based on all known facts, all matters are without merit, and except as related to the claims mentioned below, are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

     In connection with the Company's acquisition of Internet Outfitters, Inc., approximately $1.45 million of the purchase price in the form of shares of Company common stock, based upon the fair value of $17.10 per share at the date of acquisition, was pledged to the Company and escrowed to be available to satisfy any potential liability in connection with a license dispute. The Company also held back $750,000 of the cash purchase price to be used to satisfy this and any other indemnification claims. During the three months ended March 31, 2000, the license dispute was settled with no financial consequences to the Company. The shares of Company common stock pledged and escrowed and the cash purchase price held back in connection with the license dispute are no longer escrowed and were released in March 2000.

     In November 1999, a former employee filed suit against the Company and its Chief Executive Officer in state court in Michigan. The case was removed to the United States District Court for the Eastern District of Michigan. The plaintiff alleges a breach of contract and fraud in connection with the former employee's employment agreement with the Company, and improper interference with the former employee's efforts to sell shares of the Company's common stock. The former employee is seeking monetary damages in connection with these claims. On March 21, 2000, the court dismissed some of the former employee's claims and tentatively dismissed the fraud claims while allowing the former employee to replead. The court indicated that the former employee will be permitted to pursue the claim for interference with the effort to sell shares of the Company's common stock. The Company intends to contest the claims vigorously. At this time, the Company is not able to reasonably estimate the amount of loss, if any, that will be incurred as a consequence of this lawsuit.

                             AppNet, Inc.

                              (Unaudited)

7. Litigation and Claims (continued)

     In February 2000, a former customer of the Company filed suit against the Company, one of its subsidiaries and a former and current employee of the Company in the Supreme Court of the State of New York, County of New York. The plaintiff in the suit alleges breach of contract and misrepresentation related to services performed by the Company. The former customer is seeking direct damages, plus punitive damages, costs and fees. The Company intends to vigorously contest these claims and has filed counterclaims against the defendants alleging monies due for services performed. The Company is not able to reasonably estimate the amount of loss, if any, that will be incurred as a consequence of this lawsuit.